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                                                                EXHIBIT 99.1



                               EXHIBIT A  SCHEDULE 13G

                      ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES


    One of the persons filing this report, Merrill Lynch & Co., Inc., is a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and is a parent holding company pursuant to Section 240. 13d-1(b)(1)(ii)(G). The relevant subsidiary of ML&Co. is Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York. MLPF&S is a wholly-owned direct subsidiary of ML&Co. and a broker-dealer registered pursuant to the Securities Exchange Act of 1934.